Exhibit 23.1

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SXC Health Solutions Corp. (formerly Systems Xcellence Inc.)
We consent to the incorporation by reference of our report dated March 23, 2007, with respect to the consolidated balance sheets of Systems Xcellence Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the two-year period ended December 31, 2006, incorporated by reference herein.
Toronto, Canada
August 14, 2007
KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.